SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

Allena Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

018119107

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 018119107

1.	Names of Reporting Persons Frazier Healthcare VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,651,357 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,651,357 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,651,357 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 2.0% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 1,651,357 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 82,571,078 shares of Common Stock outstanding on November 5, 2021 as set forth in the Issuer’s Form 10-Q filed with the SEC on November 12, 2021.

CUSIP No. 018119107

1.	Names of Reporting Persons FHM VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,651,357 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,651,357 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,651,357 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 2.0% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 1,651,357 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 82,571,078 shares of Common Stock outstanding on November 5, 2021 as set forth in the Issuer’s Form 10-Q filed with the SEC on November 12, 2021.

CUSIP No. 018119107

1.	Names of Reporting Persons FHM VI, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,651,357 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,651,357 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,651,357 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 2.0% (2)
12.	Type of Reporting Person (see instructions) OO

(1)

Consists of 1,651,357 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 82,571,078 shares of Common Stock outstanding on November 5, 2021 as set forth in the Issuer’s Form 10-Q filed with the SEC on November 12, 2021.

CUSIP No. 018119107

1.	Names of Reporting Persons James N. Topper
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,651,357 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,651,357 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,651,357 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 2.0% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 1,651,357 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 82,571,078 shares of Common Stock outstanding on November 5, 2021 as set forth in the Issuer’s Form 10-Q filed with the SEC on November 12, 2021.

CUSIP No. 018119107

1.	Names of Reporting Persons Patrick J. Heron
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,651,357 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,651,357 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,651,357 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 2.0% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 1,651,357 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 82,571,078 shares of Common Stock outstanding on November 5, 2021 as set forth in the Issuer’s Form 10-Q filed with the SEC on November 12, 2021.

CUSIP No. 018119107

1.	Names of Reporting Persons Alan Frazier
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,651,357 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,651,357 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,651,357 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 2.0% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 1,651,357 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 82,571,078 shares of Common Stock outstanding on November 5, 2021 as set forth in the Issuer’s Form 10-Q filed with the SEC on November 12, 2021.

CUSIP No. 018119107

1.	Names of Reporting Persons Nader Naini
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,651,357 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,651,357 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,651,357 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 2.0% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 1,651,357 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 82,571,078 shares of Common Stock outstanding on November 5, 2021 as set forth in the Issuer’s Form 10-Q filed with the SEC on November 12, 2021.

CUSIP No. 018119107

1.	Names of Reporting Persons Nathan Every
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,651,357 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,651,357 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,651,357 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 2.0% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 1,651,357 shares of Common Stock held directly by Frazier Healthcare VI, L.P. FHM VI, L.P. is the general partner of Frazier Healthcare VI, L.P. and FHM VI, L.L.C. is the general partner of FHM VI, L.P. James N. Topper, Patrick J. Heron, Alan Frazier, Nader Naini and Nathan Every are the members of FHM VI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VI, L.P.

(2)	Based on 82,571,078 shares of Common Stock outstanding on November 5, 2021 as set forth in the Issuer’s Form 10-Q filed with the SEC on November 12, 2021.

Item 1(a).	Name of Issuer: Allena Pharmaceuticals, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices: One Newton Executive Park, Suite 202, Newton, MA 02462

Item 2(a).

Name of Person Filing:

The entities and persons filing this statement (collectively, the “Reporting Persons”) are:

Frazier Healthcare VI, L.P. (“FH VI”)

FHM VI, L.P.

FHM VI, L.L.C.

James N. Topper (“Topper”)

Patrick J. Heron (“Heron”)

Alan Frazier (“Frazier”)

Nader Naini (“Naini”)

Nathan Every (“Every” and together with Topper, Heron, Frazier and Naini, the “Members”)

Item 2(b).

Address of Principal Business Office or, if none, Residence:

The address and principal business office of the Reporting Persons is:

c/o Frazier Healthcare Partners

601 Union Street, Suite 3200

Seattle, Washington 98101

Item 2(c).	Citizenship:

Entities:	FH VI	—	Delaware, U.S.A.
	FHM VI, L.P.	—	Delaware, U.S.A.
	FHM VI, L.L.C.	—	Delaware, U.S.A.

Individuals:	Topper	—	United States Citizen
	Heron	—	United States Citizen
	Frazier	—	United States Citizen
	Naini	—	United States Citizen
	Every	—	United States Citizen

Item 2(d).	Title of Class of Securities: Common Stock

Item 2(e).	CUSIP Number: 018119107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ A non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with §240.13d–1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a)	Amount Beneficially Owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Each member of the group is identified on the signature page to this Schedule 13G amendment.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 28, 2022	FRAZIER HEALTHCARE VI, L.P.
By: FHM VI, L.P., its General Partner
By: FHM VI, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 28, 2022		FHM VI, L.P.
	By:	FHM VI, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 28, 2022		FHM VI, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: January 28, 2022	By:	*
James N. Topper

Date: January 28, 2022	By:	*
Patrick J. Heron

Date: January 28, 2022	By:	*
Alan Frazier

Date: January 28, 2022	By:	*
Nader Naini

Date: January 28, 2022	By:	*
Nathan Every

Date: January 28, 2022	By:	/s/ Steve R. Bailey
Steve R. Bailey, as Attorney-in-Fact

*	This Schedule 13G was executed by Steve R. Bailey on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which was filed with the SEC on February 24, 2017.